EXHIBIT 14.0

TEKNOWLEDGE CORPORATION CODE OF ETHICS FOR EXECUTIVES, OFFICERS, AND MANAGERS

I. Introduction and Purpose

This Code of Ethics for Executives, Officers, and Managers (the “Code”) helps maintain the standards of business conduct of Teknowledge Corporation (the “Company”) and ensures compliance with legal requirements, specifically Section 406 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (the “SEC”) rules promulgated thereunder that apply to the actions and conduct of Teknowledge officers and managers in carrying out the business of Teknowledge.

The purpose of the Code is to deter wrongdoing and promote ethical conduct by our employees in carrying out their duties and responsibilities. The matters covered in this Code are of the utmost importance to the Company, our stockholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values. Nothing in this Code, in any of our policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

II. Application

The Code is applicable to the following persons (referred to collectively as “Managers”):

•	Our principal executive officer
•	Our principal financial officer
•	Our controller
•	Other officers
•	Our managers

III. Ethical Conduct

It is the policy of Teknowledge that each Manager:

•	Act honestly and ethically
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Avoid and ethically address actual or apparent conflicts of interest between personal and professional relationships, including disclosure of any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to our Audit Committee

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Enable full, fair, accurate, timely, and understandable disclosure in our public communications, by providing the Company’s financial executives with accurate information for reports and documents that we file with, or submit to, the SEC

•	Respect the Company information and stock trading windows set by the Company and the SEC
•	Comply with applicable governmental laws, rules and regulations
•	Avoid engaging in activities that interfere with his or her loyalty to the Company or his or her ability to perform Company duties or responsibilities effectively;
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Avoid engaging in any activity (whether as an employee, a director or a consultant) not on behalf of the Company for a competitor, customer or supplier, unless this relationship has been fully disclosed and received prior approval by the CEO, or in the case of the CEO, the Board of Directors.

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Avoid a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to the manager’s income, net worth and/or financial needs, the potential to influence decisions that could impact the manager’s interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor).

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Avoid divulging or using the Company’s confidential information - such as financial data, customer information, or computer programs - for the personal benefit of the manager or a member of his or her family.

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Avoid making gifts or payments, or providing special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken. Note that gifts over $500 are explicitly discouraged.

•	Avoid receiving material gifts, cash, or other financial benefits in return for promoting the services of a consultant, or advisor, such as an investment banker, to the Company.
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Report promptly any conduct that the Manager believes to be a violation of the Code to the Company’s Corporate Counsel, as a representative of our Audit Committee. It is against our policy to retaliate in any way against a Manager for good faith reporting of violations by others of this Code.

IV. Accountability

Actual violations of this Code, including failures to report potential violations by others, can lead to disciplinary action at the Company’s discretion, up to and including termination.

V. Waiver and Amendment

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by our Audit Committee or Board of Directors and promptly disclosed pursuant to applicable laws and regulations.